10.18 Professional Services Agreement - The Jade Partnership International, Inc.

                         CONSULTING AND OPTION AGREEMENT

This Consulting and Option Agreement is made and entered into to be effective as of the date upon which Services were first rendered in accordance herewith and is by and between The Jade Partnership International, Inc., (Consultant) and BioProgress Technology International, Inc. (Client). Consultant is willing and able to provide various valuable Services for and on behalf of Client in connection with the business of Client including, but not limited to, procuring equity or debt finance for the Company and providing general business management and administration Services and development of sales & marketing and international licensing strategies (together the Services). Client desires to retain Consultant as provider of Services to be performed by Consultant on behalf of Client and Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth. In consideration of the foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Consultant agree as follows:

1. Services. Client hereby retains Consultant and Consultant hereby accepts and agrees to such retention. Consultant shall render to Client Services of such nature as are necessary to provide for the strategic direction and day to day management of the Company. It is not intended that the performance of the Services described herein shall be accomplished exclusively by Consultant; therefore, Consultant may engage persons as subcontractors to assist in the discharge of the responsibilities hereunder; however, the cost of such persons or subcontractors shall be at the cost and expense of Consultant.

2. Time, Place and Manner of Performance. Consultant shall render Services at reasonable and convenient times and places. Except as aforesaid, the time, place and manner of performance of the Services hereunder, including the amount of time to be allocated by Consultant to any specific service, shall be determined in the sole discretion of Consultant.

3. Term of Agreement. This agreement shall begin when Consultant first began rendering Services for Client, and shall terminate when the Services have been fully rendered hereunder or when a change in control of Client shall have occurred.

4. Compensation. Client shall pay Consultant a fee in the amount of $50,000 per month. At the option of Consultant, Consultant may elect to take all or any portion of this amount in shares of the free trading common stock of Client and Client undertakes with Consultant to procure the registration of such shares as soon as permissible under statute, law or regulation following the issue of the same. The parties have agreed that the fair market value of this stock, after considering the financial condition of Client, as well as the lack of a trading market for the stock, is $0.28 per share.

5. Expenses. Client shall reimburse Consultant on demand for all expenses and other disbursements, including, but not limited to, travel, entertainment, mailing, printing and postage, incurred by Consultant, or any of its subcontractors, on behalf of Client in connection with the performance of the Services pursuant to this agreement. Expenses and disbursements in excess of $100 shall have Client's prior approval. These expenses shall be paid in cash, or, at the option of Consultant, in shares of Client's common and Client undertakes with Consultant to procure the registration of such shares as soon as permissible under statute, law or regulation following the issue of the same. If this option is exercised, said shares shall be issued at the fair market value therefor, which Client and Consultant agree will be the closing inside bid price therefor on the date of payment.

6. Work Product. It is agreed that, all intellectual property, business contacts, commercial knowledge, actual or intangible know-how, documents, materials, and any and all other work produced or performed by the Consultant pursuant to this Agreement shall be the sole and exclusive property of the Client upon payment to the Consultant therefor.

7. Disclosure of Information. Consultant recognizes and acknowledges that Consultant has and will have access to certain confidential information of Client and its affiliates that are valuable, special and unique assets and property of Client and such affiliates. Consultant will not, during or after the term of this agreement, disclose, without the prior written consent or authorization of Client, any such information to any person, except to authorized representatives of Consultant or its affiliates for purposes of the Services to be rendered under this agreement, for any reason or purpose whatsoever. In this regard, Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

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8. Conflict of Interest.  Consultant shall be free to perform Services for other persons during the term of this agreement. Consultant will notify Client of the performance of consulting Services for any other person that would conflict with the obligations of this agreement. Upon receiving such notice, Client may terminate this agreement or consent to Consultant's outside consulting Services. Failure to terminate this agreement shall constitute Client's ongoing consent to Consultant's outside consulting activities.

9. Miscellaneous Provisions. (a) Notices. Any notices required or permitted to be given under this agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office of each party. (b) Waiver of Breach. Any waiver by a party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party. (c) Assignment. This agreement and the rights and obligations of the parties hereunder are not assignable by either party. (d) Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Nevada and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this agreement, the laws of the State of Nevada shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. (e) Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. (f) Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties solely and expressly in respect of the subject matter. (g) Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have entered into this agreement effective as of the day and year first above written.

CONSULTANT:

The Jade Partnership International, Inc.

CLIENT: BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.

Barry J. Muncaster, President